Exhibit 99.1

CDTi Reports Fourth Quarter and Fiscal Year 2013 Financial Results

Ventura, Calif., March 31, 2014 -- Clean Diesel Technologies, Inc. (NASDAQ:CDTI) ("CDTi" or the "Company"), a leader in advanced emissions control solutions, announced today its financial results for the fourth quarter and fiscal year ended December 31, 2013.

Highlights for the fourth quarter are as follows:

  Revenue of $15.2 million, up 22.6% year over year
  Gross margin of 31.3%, compared to 22.0% for the prior year period
  Operating expenses of $6.0 million include severance and other special charges of $1.2 million
  Net loss of $0.27 per share, compared to net loss of $0.39 per share for prior year period
  Cash and cash equivalents of $3.9 million as of December 31, 2013 versus $6.9 million at the prior year end

"We are pleased with CDTi's overall results for the fourth quarter. We achieved growth in our external Catalyst division sales in excess of 23% and 22% in our Heavy Duty Diesel Systems division," said Nikhil Mehta, Office of the CEO and Chief Financial Officer. "Revenue growth in the quarter was primarily driven by continued strength in catalyst sales to our major OEM customer, Honda, and an increase in sales in the California retrofit market for our Heavy Duty Diesel Systems division. We continued to execute on our core objectives centered on increasing revenue, improving gross margins and reducing net loss.

"Revenues for the year declined 8.7% from 2012, when we benefitted from significant heavy duty diesel systems retrofit sales under London's LEZ program, which concluded in 2012. Also, our strong 2013 growth in the Catalyst division and gains in the California retrofit market were offset by weakness in retrofit activity in the other 49 States and in our European mining and material handling business.  While revenues were lower for 2013, we were pleased to report a more than 300 basis point improvement in gross margins and a 26.5% reduction in net loss as compared to 2012.

Mr. Mehta added: "We remain focused on our cost improvement initiatives and operating synergies that successfully reduced our operating expenses by over 12% in 2013 compared to the prior year.  However, we are making additional investments in our advanced low-platinum group metal ("PGM") and zero-PGM ("ZPGM") technologies as we prepare to capitalize on opportunities for top-line growth driven by increasingly stringent emission regulations. The recent finalization of the Environmental Protection Agency's Tier 3 light-duty vehicle emission standards together with the Congestion Mitigation and Air Quality program, which provides funding to states for transportation projects in order to reduce harmful emissions, provides us with important future growth opportunities. As emission regulations tighten, global demand for the PGMs used in the manufacture of emission control catalysts is expected to increase, resulting in potential supply issues. We believe our advanced low-PGM and ZPGM catalyst technology has the potential to provide a solution to original equipment manufacturers that contrasts current solutions; one that reduces the dependence upon increasingly costly and scarce PGMs. We intend to explore new commercial opportunities based upon our catalyst technologies and materials and continue to pursue retrofit and aftermarket opportunities driven by implementation of emission reduction projects. In summary, we made good progress during 2013 and finished with a strong fourth quarter. We believe the investments we are making to drive long-term growth and productivity leave us well positioned for improved performance in 2014."

Fourth Quarter 2013 Financial Results

Total revenue for the fourth quarter of 2013 was $15.2 million, an increase of $2.8 million, or 22.6%, from $12.4 million for the prior year quarter. Revenue, excluding intercompany sales, for CDTi's Catalyst division for the quarter ended December 31, 2013 was $5.0 million, an increase of $1.0 million, or 23.2%, compared to $4.0 million for the prior year quarter. Revenue for CDTi's Heavy Duty Diesel Systems division for the quarter ended December 31, 2013 increased $1.8 million, or 22.3%, to $10.2 million from $8.4 million for the same prior year quarter.

Total operating expenses for the fourth quarter of 2013 were $6.0 million, including severance and other special charges of $1.2 million, compared to $5.1 million in the prior year quarter.

Gross margin was 31.3%, compared to 22.0% in the prior year period.

Net loss for the fourth quarter of 2013 was $2.5 million, or $0.27 per diluted share, compared to net loss of $2.8 million, or $0.39 per share, in the prior year quarter. Diluted common shares outstanding were 9,294,000 in the current quarter compared to 7,240,000 in the same quarter a year ago, with the increase in the number of shares due principally to the public offering completed in July 2013.

At December 31, 2013 and December 31, 2012, CDTi had cash and cash equivalents of $3.9 million and $6.9 million, respectively.

Full Year 2013 Financial Results

Total revenue for the year ended December 31, 2013 was $55.3 million, a decrease of $5.2 million, or 8.7%, from $60.5 million for the prior year. Revenue, excluding intercompany sales, for CDTi’s Catalyst division for the year ended December 31, 2013 increased $2.9 million, or 14.1%, to $22.7 million from $19.8 million for the prior year. Revenue for CDTi’s Heavy Duty Diesel Systems division for the year ended December 31, 2013 decreased $8.1 million, or 19.8%, to $32.6 million from $40.7 million for the prior year.

Total operating expenses for the year ended December 31, 2013 were $19.7 million, compared to $22.5 million for the prior year.

Gross margin was 27.9%, compared to 24.3% in the prior year.

Net loss for the year ended December 31, 2013 was $7.1 million, or $0.86 per share, compared to a net loss of $9.7 million, or $1.34 per share, in the prior year. Diluted common shares outstanding were 8,285,000 for the year ended December 31, 2013 compared to 7,227,000 for the prior year, with the increase in the number of shares due principally to the public offering completed in July 2013.

Conference Call and Webcast Information

CDTi will host a conference call and simultaneous webcast over the Internet beginning at 8:00 a.m. Pacific Time today to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To participate in the conference call, dial +1 (877) 303-9240 and use confirmation code 7144028. International participants should dial +1 (760) 666-3571 and use the same confirmation code. The conference call will be webcast live on CDTi's website at www.cdti.com under the "Investor Relations" section. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference to download any required streaming media software. An archived recording of the conference call will be available on the CDTi website for 30 days and a full transcript for one year.

About CDTi

CDTi is a vertically integrated global manufacturer and distributor of emissions control systems and products, focused on the heavy duty diesel and light duty vehicle markets. CDTi utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction, Platinum Plus® fuel-borne catalyst, and other related technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. CDTi is headquartered in Ventura, California and currently has operations in the U.S., the U.K., Canada, France, Japan and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements Safe Harbor

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact should be considered forward-looking statements. You can identify these forward-looking statements by the use of words such as "believe(s)", "expect(s)", "anticipate(s)", "plan(s)", "may", "will", "would", "intend(s)", "estimate(s)" or similar expressions, as well as other words or expressions referencing future events, conditions or circumstances, whether in the negative or affirmative.  Examples of forward-looking statements contained in this press release include, among others, statements regarding cost improvement initiatives, operating synergies, investments, opportunities, increases in demand, and technology and product capabilities.  Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk.  In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the risks and uncertainties discussed or referenced in the Company's filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company's estimates only as of the date such statements and should not be relied upon as representing the Company's estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Clean Diesel Technologies, Inc.

Summary Statements of Operations (unaudited)

($ millions)

	3 Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues	$15.2	$12.4	$55.3	$60.5
Gross profit	4.8	2.7	15.4	14.7
Gross margin	31.3%	22.0%	27.9%	24.3%

Operating expenses:
Selling, general and administrative	3.5	3.4	13.8	14.9
Research and development	1.3	1.2	4.7	6.7
Severance and other charges	1.2	0.5	1.2	0.9
Total operating expenses	$6.0	$5.1	$19.7	$22.5

Loss from operations	$(1.2)	$(2.4)	$(4.3)	$(7.8)
Other expense	(0.6)	(0.4)	(2.1)	(2.3)
Loss from continuing operations before income tax	(1.8)	(2.8)	(6.4)	(10.1)
Income tax expense (benefit) from continuing operations	0.4	(0.1)	0.4	(0.4)
Net loss from continuing operations	(2.2)	(2.7)	(6.8)	(9.7)
Discontinued operations	(0.3)	(0.1)	(0.3)	─
Net loss	$(2.5)	$(2.8)	$(7.1)	$(9.7)

Basic and diluted EPS	$(0.27)	$(0.39)	$(0.86)	$(1.34)
Weighted shares outstanding (in thousands)	9,294	7,240	8,285	7,227

Clean Diesel Technologies, Inc.

Segment Information

($ millions)

	3 Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue
Heavy Duty Diesel Systems	$10.2	$8.4	$32.6	$40.7
Catalyst	5.9	5.1	25.8	24.3
Eliminations	(0.9)	(1.1)	(3.1)	(4.5)
Total	$15.2	$12.4	$55.3	$60.5

Income (loss) from operations
Heavy Duty Diesel Systems	$0.7	$(0.1)	$1.0	$(0.6)
Catalyst	0.2	(1.1)	1.0	(1.8)
Corporate	(2.2)	(1.2)	(6.5)	(5.5)
Eliminations	0.1	-	0.2	0.1
Total	$(1.2)	$(2.4)	$(4.3)	$(7.8)

Clean Diesel Technologies, Inc.

Summary Balance Sheets (unaudited)

($ millions)

	As of December 31
	2013	2012
Total current assets	$16.8	$22.8
Total assets	$28.4	$35.4
Total current liabilities	$14.7	$15.7
Total long-term liabilities	$8.3	$8.3
Stockholders' equity	$5.4	$11.4

Short-term debt	$2.3	$5.6
Long-term debt	$7.5	$7.5

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Contact Information:

Kevin M. McGrath

Cameron Associates, Inc.

Tel:  +1 (212) 245-4577